Exhibit 99.1

Avnet, Inc. Completes Acquisition of Azzurri Technology Ltd.

Strengthens Electronics Marketing in
Major European Markets and Product Lines

Phoenix, April 1, 2008 - Avnet Inc. (NYSE: AVT) today announced that it has completed its acquisition of UK-based distributor Azzurri Technology Ltd. Azzurri is one of Europe’s leading design–in distributors of high technology semiconductors and embedded systems products. Azzurri will be integrated into Avnet Electronics Marketing EMEA primarily within the Avnet Memec specialist division. The transaction is expected to be immediately accretive to earnings, excluding minimal integration charges, and supports Avnet’s long-term return on capital goals.

Azzurri has established a first class reputation for introducing leading technology products to high tech original equipment manufacturers (OEMs) in the European electronics market. Azzurri is focused on a limited number of franchised suppliers with the prime objective of assisting customers with the design-in of complex semiconductors and sub-system level solutions. Its annual revenue is approximately US$100 million and it employs about 80 people.

Harley Feldberg, president of Electronics Marketing, commented, “With the completion of this acquisition we have expanded our presence in several of Europe’s largest markets and enhanced our position as a leading pan-European technical specialist distributor. In addition, this acquisition brings exciting new talent with significant design and engineering expertise, which when combined with our existing team, should continue to accelerate profitable growth in the EMEA region.”

Over the next few months, management will work to rapidly consolidate the two organizations with the goal of creating significant value for customers, suppliers, and shareholders.

Forward-looking statements
This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving more than 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

About Avnet Electronics Marketing
Avnet Electronics Marketing is an operating group of Phoenix-based Avnet, Inc. (NYSE:AVT), a Fortune 500 company. Avnet Electronics Marketing serves electronic original equipment manufacturers (EOEMs) and electronic manufacturing services (EMS) providers in more than 70 countries, distributing electronic components from leading manufacturers and providing associated design-chain and supply-chain services. The group’s Web site is located at www.em.avnet.com.

About Avnet Memec
Avnet Memec, an independent business unit of Avnet Electronics Marketing EMEA, is a highly specialised semiconductor distributor, operating on a pan-European basis and employing a significant number of engineers to support customers’ design efforts. Avnet Memec specialises in highly innovative suppliers and technologies, which will help a variety of customers to differentiate their designs. Its area of specialisation extends from Analog and Microcontrollers to RF, Datacom and Networking. The company operates from 30 offices in 17 European countries and represents major semiconductor franchises on a pan-European basis. Its many major supplier partners include Cirrus Logic, Lattice, Marvell, NEC, and Silicon Laboratories. The company’s Web site is located at www.avnet-memec.eu

About Azzurri
Azzurri Technology Limited is one of Europe’s leading suppliers of high technology semiconductors and system products. Azzurri has established a first class reputation for introducing technology leaders, whose products provide integrated solutions with size, power and cost savings, to the European electronics market. The Azzurri customer base is wide and varied with the main areas covering industrial, consumer, telecom, medical and military. As a result of intense market competition every customer in these market segments needs to stay one step ahead of its competitors and therefore they look towards companies like Azzurri to bring them the latest technology products that will give them a true competitive edge in their markets.

Media Contact Avnet EM EMEA:
Georg Steinberger
Vice President Communications, Avnet Electronics Marketing EMEA
Im Technologiepark 2 — 8
85586 Poing, Germany
Tel. +49 (0) 8121 774 203
Fax +49 (0) 8121 774 439
georg.steinberger@avnet.eu

Media Contact Avnet Memec EMEA:
Tom Oelschlaeger
Communications Manager, Avnet Memec EMEA
Im Technologiepark 2 — 8
85586 Poing, Germany
Tel. +49 (0) 8121 775 146
Fax +49 (0) 8121 775 8 146
tom.oelschlaeger@avnet-memec.eu

Investor Relations Contact:
Vince Keenan
Vice President, Investor Relations
Telephone: 480-643-7053
Fax: 480-643-7370
vincent.keenan@avnet.com